EXHIBIT 99.1

News Release

Contacts:
Praxair, Inc.
Nigel Muir, Media (203) 837-2240—nigel_muir@praxair.com	39 Old Ridgebury Road
Elizabeth Hirsch, Investors (203) 837-2354—liz_hirsch@praxair.com	Danbury, CT 06810, USA
www.praxair.com

REILLEY TO RETIRE FROM PRAXAIR; ANGEL TO ASSUME LEADERSHIP

DANBURY, Conn., October 6, 2006—Praxair, Inc. (NYSE: PX) announced today that Dennis H. Reilley, chairman and chief executive officer, will step down as CEO at the end of 2006.  Reilley will remain as chairman of the corporation until his retirement on April 30, 2007.

Stephen F. Angel, currently Praxair’s president and chief operating officer, will become president and CEO, effective January 1, 2007.  Angel, 51, will assume the additional title of chairman upon Reilley’s retirement.

Reilley joined Praxair as president and chief executive officer in March, 2000 and added the title of chairman in December, 2000.  Prior to that, Reilley had a long career at Conoco and DuPont.

Angel joined Praxair in 2001 as an executive vice president after serving 21 years in various sales, marketing and management positions at General Electric.  He became president and chief operating officer and a director of the Praxair board in February of this year.

“Steve Angel’s positive impact has been felt throughout Praxair from the moment he joined the company,” Reilley said.  “He possesses a rare blend of strong operating skills and strategic insight, and has been instrumental in shaping strategies and steering our global business operations in the last few years.

I know he will provide Praxair with outstanding leadership in the coming years.

“Praxair is performing well, our order book for the coming years has never been so strong, and we look forward to robust growth,” Reilley added.  “I am convinced our shareholders’ interests will be in excellent hands.”

Reilley indicated that his future activities will include serving on the boards of several U.S. corporations as well as two non-profit organizations.

Steve Angel, a native of Winston-Salem, North Carolina, received a bachelor of science degree in civil engineering from North Carolina State University and a master’s degree in business administration from Loyola College in Baltimore.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2005 sales of $7.7 billion.  Praxair products, services and technology bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others.  More information on Praxair is available on the Internet at www.praxair.com.

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